Exhibit 99.1

GREAT PLAINS ENERGY REPORTS THIRD QUARTER 2011 RESULTS

Kansas City, Mo. (November 3, 2011) — Great Plains Energy (NYSE: GXP) today announced third quarter 2011 earnings of $126.1 million or $0.91 per share of common stock outstanding, compared with third quarter 2010 earnings of $131.6 million or $0.96 per share.  Lower earnings for the quarter were primarily due to expenses associated with Missouri River flooding.

The Company’s Board of Directors today declared a quarterly dividend of $0.2125 on Great Plains Energy common stock, payable December 20, 2011 to shareholders of record as of November 29, 2011. This action increases Great Plains Energy’s quarterly dividend by $0.005 per share and its anticipated annual dividend level to $0.85 per share.

“We view a competitive, sustainable and increasing dividend as beneficial to our long-term cost of capital and a key driver of improved shareholder returns,” commented Mike Chesser, Chairman and CEO.  “We are well positioned to make strategic investments that meet the long-term energy needs of our customers.”

Due to attractive market conditions, the Company is negotiating options to add 200 MWs of wind generation through power purchase agreements, of which up to 100 MWs may be subsequently converted to ownership.  The Company may finance a portion of any such wind ownership with debt and equity, consistent with the Company’s current capital structure.  Any financing would be consistent with the parameters that management outlined during its August 2011 Analyst Day presentation.

During its 2011 second quarter earnings webcast, Great Plains Energy provided earnings guidance for 2011 of $1.10 to $1.25 per share.  Since that time, the Company has seen increased customer demand and temperatures during the third quarter that were warmer than normal.  As a result, the Company is raising its 2011 earnings guidance to a projected range of $1.22 to $1.32 per share.

Great Plains Energy Third Quarter:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended September 30
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2011	2010	2011	2010
	(millions)
Electric Utility	$133.9	$136.2	$0.97	$0.99
Other	(7.3)	(4.2)	(0.06)	(0.03)
Net income	126.6	132.0	0.91	0.96
Less: Net income attributable to noncontrolling interest	(0.1)	-	-	-
Net income attributable to Great Plains Energy	126.5	132.0	0.91	0.96
Preferred dividends	(0.4)	(0.4)	-	-
Earnings available for common shareholders	$126.1	$131.6	$0.91	$0.96

The decrease in consolidated earnings for the third quarter 2011 compared to 2010 was attributable to a $2 million decrease in the Electric Utility segment, which includes Kansas City Power & Light Company (“KCP&L”)  and the regulated utility operations of KCP&L Greater Missouri Operations Company (“GMO”) and an increased loss of $3 million in the Other category.  For additional information, please refer to “Electric Utility Segment Third Quarter” and ”Other Category Third Quarter and Year-to-Date” on pages 3 and 6, respectively.

Common stock outstanding for the quarter averaged 138 million shares, approximately 1 percent higher than the same period in 2010.

Great Plains Energy’s liquidity position remained strong during the quarter.  As of September 30, 2011, approximately $1.155 billion of capacity remained on the Company’s $1.25 billion of revolving credit facilities.  In September, KCP&L issued $400 million of 30-year senior notes at a coupon rate of 5.30 percent.  Proceeds were used to repay a portion of KCP&L’s outstanding commercial paper and will be used to repay a portion of the $150 million senior notes with a coupon rate of 6.50 percent that mature November 15, 2011.

Great Plains Energy Year-to-Date:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Year to Date September 30
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2011	2010	2011	2010
	(millions)
Electric Utility	$189.9	$232.8	$1.37	$1.70
Other	(17.6)	(16.1)	(0.13)	(0.12)
Net income	172.3	216.7	1.24	1.58
Less: Net income attributable to noncontrolling interest	-	(0.1)	-	-
Net income attributable to Great Plains Energy	172.3	216.6	1.24	1.58
Preferred dividends	(1.2)	(1.2)	-	(0.01)
Earnings available for common shareholders	$171.1	$215.4	$1.24	$1.57

On a per-share basis, the primary factors negatively impacting the first nine months compared to the previous year were as follows:
•	An estimated effect of $0.09 from coal conservation activities and other related expenses due to Missouri River flooding;
•	Approximately $0.09 due to regulatory lag from higher property taxes and fuel transportation costs;
•
A combined impact of approximately $0.08 from the Company’s organizational realignment and voluntary separation program announced in the first quarter, as well as disallowances and other accounting effects resulting from the conclusion of KCP&L’s and GMO’s Missouri rate cases;

•	An estimated effect of $0.05 from the extended Wolf Creek refueling outage;
•	Approximately $0.04 impact from less favorable weather; and
•	Offset by approximately $0.02 due to higher weather-normalized demand and other items.

Shares of common stock outstanding averaged 139 million shares, approximately 1 percent higher than the same period in 2010.

Electric Utility Segment Third Quarter:
Quarterly net income for the Electric Utility segment was $133.9 million or $0.97 per share compared to $136.2 million or $0.99 per share in 2010.

Key drivers influencing the segment results included the following:

•	A $25.1 million increase in pre-tax gross margin. The increase was mainly due to the following:
o	Approximately $34 million in new retail rates which became effective for KCP&L in Kansas in December 2010 and Missouri in May 2011 and for GMO in June 2011; and
o	An estimated $16 million revenue impact from higher weather-normalized demand.

The above factors were partially offset by an estimated $16 million impact from increased fuel and purchased power expense and reduced wholesale sales from the coal conservation activities and an approximate $11 million revenue effect due to unfavorable weather when compared to the same period last year;

•	A $22.9 million increase in pre-tax other operating expense driven by the items below:
o	A $6.9 million increase in plant operations and maintenance expense primarily due to the addition of Iatan 2 to the generation fleet;
o	A $5.8 million increase in general taxes driven by property taxes principally related to Iatan 2;
o	A $3.9 million increase in pension expense resulting from KCP&L’s new retail rates effective December 2010 in Kansas and May 2011 in Missouri and GMO’s new retail rates effective June 2011; and
o	$3.4 million of expenses related to the impact of flooding.

The other operating expense results for the third quarter 2010 included a $4.0 million pre-tax loss representing KCP&L’s and GMO’s combined share of costs of a temporary auxiliary boiler at Iatan 2;

•	A $19.4 million pre-tax reduction in depreciation and amortization expense driven by the following:
o
The exclusion in the 2011 quarter of $18.8 million of regulatory amortization to maintain credit metrics for KCP&L in Kansas and Missouri reflected in 2010’s third quarter.  The regulatory amortization mechanism was in effect during the Comprehensive Energy Plan but ceased with the implementation of new retail rates for KCP&L in Kansas in December 2010 and Missouri in May 2011; and

o	$9.4 million from lower depreciation rates established in KCP&L’s recent Kansas and Missouri rate cases;

•
A $2.6 million decrease in non-operating income and expense primarily due to a decline in the equity component of Allowance for Funds Used During Construction (“AFUDC”) resulting from lower construction work in progress;

•	A $15.4 million increase in interest expense mainly due to the following:
o	A $6.5 million decline in the debt component of AFUDC resulting from lower construction work in progress; and
o	A $7.1 million decrease in Iatan 2 carrying costs which was in effect until the time the new retail rates went into effect in Missouri for KCP&L in May 2011 and GMO in June 2011; and

•	A $5.9 million increase in income tax expense due to higher pre-tax income.

Overall retail megawatt-hour (“MWh”) sales were flat for the quarter compared to the 2010 period:
•	Compared to 2010’s third quarter, weather accounted for an estimated decrease of 0.9 percent in MWh sales and about $11 million in retail revenue.
o	Compared to normal, the positive impact from weather in the 2011 quarter was approximately $28 million.
•
On a weather-normalized basis, MWh sales were up an estimated 0.9 percent, with a 3.4 percent gain in commercial sector partially offset by declines of 0.8 percent and 0.7 percent in the residential and industrial sectors, respectively.

Generation fleet availability in the quarter was slightly higher compared to 2010 due to higher coal fleet availability.  However, the coal fleet capacity factor was down due to operating some of the plants at reduced load from to the impact of the Missouri River flooding.  Wolf Creek’s availability factor was impacted for the 2011 quarter due to repairs that ended in early July 2011 when the nuclear unit returned to 100 percent load.

Three Months Ended September 30	2011	2010
Equivalent Availability - Coal Plants	88%	85%
Capacity Factor - Coal Plants	64%	80%

Equivalent Availability - Nuclear	96%	100%
Capacity Factor - Nuclear	98%	100%

Equivalent Availability - Coal and Nuclear	89%	87%
Capacity Factor - Coal and Nuclear	69%	83%

Electric Utility Segment Year-to-Date:
Year-to-date income for the Electric Utility segment was $189.9 million or $1.37 per share compared to $232.8 million or $1.70 per share for the same period in 2010.

Contributing factors to the negative comparative results versus 2010 were the following:
•
A $51 million increase in operating expense driven primarily by higher property taxes and plant operations and maintenance expense from the addition of Iatan 2 as well as higher pension expense, disallowed construction costs and other accounting effects from KCP&L’s and GMO’s Missouri rate cases and flood related expenses;

•	A $13 million pre-tax expense for the organizational realignment and voluntary separation program;
•	A $22 million decrease in non-operating income and expense due to lower AFUDC equity; and
•	A $17 million increase in interest expense due to lower AFUDC debt partially offset by higher Iatan 2 carrying costs.

The above factors were partially offset by the following:

•
A $2 million increase in pre-tax gross margin primarily driven by new retails rates at KCP&L and GMO mostly offset by the impact from an extended refueling outage at Wolf Creek, coal conservation activities and higher coal transportation costs;

•	A $43 million reduction in depreciation and amortization expense; and
•	A $16 million decrease in income tax expense due to lower pre-tax income.

Overall retail megawatt-hour MWh sales declined approximately 1 percent for the period primarily due to lower weather-normalized customer consumption.
•	Compared to the first nine months of 2010, weather accounted for an estimated decrease of about $16 million in retail revenue.
o	Compared to normal, the positive impact from weather for 2011 year-to-date was approximately $54 million.
•
On a weather-normalized basis, MWh sales fell an estimated 0.9 percent with declines of 2.7 percent and 1.0 in the residential and industrial sectors partially offset by an increase of 0.6 percent in the commercial sector.

Fleet availability in the first nine months of 2011 was primarily impacted by the Wolf Creek refueling outage that was extended for additional repairs and contributed to a lower generation fleet availability compared to the same period last year.

Year to Date September 30	2011	2010
Equivalent Availability - Coal Plants	81%	82%
Capacity Factor - Coal Plants	66%	76%

Equivalent Availability - Nuclear	62%	97%
Capacity Factor - Nuclear	62%	99%

Equivalent Availability - Coal and Nuclear	78%	85%
Capacity Factor - Coal and Nuclear	65%	79%

Other Category Third Quarter and Year-to-Date:
Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations, non-controlling interest and preferred dividends.  For the 2011 third quarter, the Other category reflected a loss of $7.8 million or $0.06 per share compared to a loss of $4.6 million or $0.03 per share in 2010. The primary contributor to the increased loss was the resolution of certain general tax related matters.

For the first nine months of 2011, the Other category generated a loss of $18.8 million or $0.13 per share compared to a loss of $17.4 million or $0.13 per share in 2010.

Common & Preferred Stock Dividends
The Company’s Board of Directors today declared a quarterly dividend of $0.2125 on Great Plains Energy common stock, payable December 20, 2011 to shareholders of record as of November 29, 2011.  The shares will begin trading ex-dividend on November 25, 2011.  This action increases Great Plains Energy’s quarterly dividend by $0.005 per share and its anticipated annual dividend level to $0.85 per share.

Great Plains Energy also today announced its Board of Directors declared regular dividends on the Company’s 3.80%, 4.20%, 4.35% and 4.50% series of preferred stock, payable March 1, 2012 to shareholders of record as of February 7, 2012.  The shares will begin trading ex-dividend on February 3, 2012.

Great Plains Energy has posted its 2011 Third Quarter Form 10-Q, as well as supplemental financial information related to the third quarter on its website, www.greatplainsenergy.com.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. EDT Friday, November 4, 2011, to review the Company’s third quarter and year-to-date 2011 financial results and business outlook.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com.  The webcast will be accessible only in a “listen-only” mode.

The conference call may be accessible by dialing (877) 791-9323 (U.S./Canada) or (706) 758-1332 (international) five to ten minutes prior to the scheduled start time.  The confirmation code is 17295768.

A replay and transcript of the call will be available later in the day by accessing the investor relations section of the Company’s website.  A telephonic replay of the conference call will also be available through December 4, 2011 by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international).  The confirmation code is 17295768.

About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest.  Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name.  More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs, including but not limited to possible further deterioration in economic conditions and the timing and extent of economic recovery; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission.  Each forward-looking statement speaks only as of the date of the particular statement.  Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Tony Carreño, Director, Investor Relations, 816-654-1763, anthony.carreno@kcpl.com Media: Katie McDonald, Director, Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

Attachment A
Gross margin is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP).  Gross margin, as used by Great Plains Energy, is defined as operating revenues less fuel, purchased power and transmission of electricity by others.  The Company’s expense for fuel, purchased power and transmission of electricity by others, offset by wholesale sales margin, is subject to recovery through cost adjustment mechanisms, except for KCP&L’s Missouri retail operations.  As a result, operating revenues increase or decrease in relation to a significant portion of these expenses.   Management believes that gross margin provides a more meaningful basis for evaluating the Electric Utility segment’s operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses.  Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors.  The Company’s definition of gross margin may differ from similar terms used by other companies.  A reconciliation to GAAP operating revenues is provided in the table below.

Great Plains Energy Incorporated
Reconciliation of Gross Margin to Operating Revenues
(Unaudited)

	Three Months Ended		Year to Date
	September 30		September 30
	2011	2010	2011	2010
	(millions)
Operating revenues	$773.7	$728.8	$1,831.7	$1,787.7
Fuel	(146.5)	(127.3)	(365.8)	(333.2)
Purchased power	(68.1)	(68.0)	(178.4)	(171.4)
Transmission of electricity by others	(8.6)	(8.1)	(23.1)	(20.9)
Gross margin	$550.5	$525.4	$1,264.4	$1,262.2